Filed Pursuant to Rule 433

Registration No. 333-163947

Free Writing Prospectus Dated September 5, 2012

EOG Resources, Inc.

Pricing Term Sheet

$1,250,000,000 2.625% Senior Notes due 2023

Issuer:	EOG Resources, Inc.
Principal Amount:	$1,250,000,000
Maturity Date:	March 15, 2023
Coupon:	2.625%
Treasury benchmark:	1.625% Notes due August 15, 2022
Treasury yield:	1.593%
Re-offer spread:	110 bps
Issue Price:	99.381%
Yield to maturity: Redemption Provisions:	2.693%
Make-whole call	At any time prior to December 15, 2022, at the greater of (i) 100% or (ii) a discount rate of Treasury plus 20 basis points
Par call	At any time on or after December 15, 2022
CUSIP/ISIN:	26875PAK7 / US26875PAK75
Interest Payment Dates:	Semi-annually on March 15 and September 15 commencing March 15, 2013
Settlement Date:	T+3; September 10, 2012
Ratings*:	Moody’s: A3 (stable outlook) S&P: A- (stable outlook)

Bookrunners:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

UBS Securities LLC

Wells Fargo Securities, LLC

RBC Capital Markets, LLC

Mitusbishi UFJ Securities (USA), Inc.

SG Americas Securities, LLC

US Bancorp Investments, Inc.

Co-Managers:

Allen & Company LLC

ANZ Securities, Inc.

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BMO Capital Markets Corp.

Comerica Securities, Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

DNB Markets, Inc.

Goldman, Sachs & Co.

Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (877) 858-5407, J.P. Morgan Securities LLC at (212) 834-4533, UBS Securities LLC at (877) 827-6444 (ext. 5613884), or Wells Fargo Securities, LLC at 1-800-326-5897.